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                              ACCOUNTANTS' CONSENT

The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to the inclusion of our report dated February 26, 1999, except as to Note 2, which is as of March 24, 1999, with respect to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 28, 1998 and December 29, 1997, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three year period ended December 28, 1998, which report is incorporated by reference in the Form 8-K of Checkers Drive-In Restaurants, Inc. dated August 24, 1999.


                                        KPMG LLP
Tampa, Florida
August 24, 1999